Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong 2020 Results

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Highlights

●Full-year and fourth quarter U.S. GAAP earnings per diluted share of $1.76 and 68 cents, respectively
●Full-year and fourth quarter comparable earnings per diluted share of $2.97 and 81 cents, respectively; up 17% and 14% year-over-year, respectively
●Full-year and fourth quarter global beverage can volumes up 5% and 12%, respectively
●Aerospace contracted backlog of $2.4 billion; year-over-year unfunded backlog increased 30% to $5.5 billion
●Launched industry-leading framework to advance circular economy for Ball operations and aluminum packaging
●Hired over 3,000 employees to support long-term aluminum packaging and aerospace business growth
●Strong balance sheet, liquidity and cash from operations enabled over $1.1 billion of growth capital investments
●Positioned to exceed long-term diluted earnings per share growth goal of 10 to 15%

WESTMINSTER, Colo., Feb. 4, 2021 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, full-year 2020 net earnings attributable to the corporation of $585 million (including net after-tax charges of $402 million, or $1.21 per diluted share for business consolidation and other non-comparable items), or $1.76 per diluted share, on sales of $11.8 billion, compared to $566 million net earnings attributable to the corporation, or $1.66 per diluted share (including net after-tax charges of $295 million, or 87 cents per diluted share for business consolidation and other non-comparable items), on sales of $11.5 billion in 2019. Ball’s full-year 2020 comparable net earnings were $987 million, or $2.97 per diluted share, compared to $861 million, or $2.53 per diluted share in 2019.

Fourth quarter 2020 net earnings attributable to the corporation, on a U.S. GAAP basis, were $227 million, or 68 cents per diluted share, on sales of $3.1 billion compared to $160 million, or 48 cents per diluted share, on sales of $2.7 billion in the fourth quarter of 2019. Ball’s fourth quarter 2020 comparable net earnings were $272 million, or 81 cents per diluted share versus fourth quarter 2019 comparable net earnings of $238 million, or 71 cents per diluted share.

Results reflect the 2019 sale of the company’s Argentine steel aerosol business and Chinese beverage can assets, and new segment reporting for the company’s beverage packaging, EMEA business and other non-reportable results. References to volume data represent units shipped, and year-over-year global beverage volumes referenced exclude the impact of the 2019 sale of the Chinese beverage can assets. Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

During the quarter, the company posted 14 percent comparable earnings per diluted share growth on 12 percent global beverage volume growth and 18 percent growth in funded and unfunded aerospace backlog. In addition, the successful fourth quarter startup of the company’s aluminum cup manufacturing facility in Rome, Georgia, will support the North American retail launch of the new aluminum cup during the first half of 2021.

“We finished 2020 with positive momentum. Significant demand growth for our aluminum packaging products and aerospace technologies continues, full-year comparable diluted earnings per share increased 17 percent, and our strong balance sheet and cash flow from operations underpinned $1.1 billion of capital investments to address sustainable growth across our global operations. Our company continues to be well-positioned, and our focus remains on our employees’ safety, our customers’ success, the efficient startup of various multi-year, EVA-enhancing capital projects, and the training and development of our workforce to ensure value creation for our stakeholders in 2021 and beyond,” said John A. Hayes, chairman and chief executive officer.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for full-year 2020 were $683 million on sales of $5.1 billion compared to $555 million on sales of $4.8 billion in 2019. For the fourth quarter 2020, comparable segment operating earnings were $139 million on sales of $1.3 billion compared to $139 million on sales of $1.1 billion during the same period in 2019.

Full-year comparable segment earnings increased by 23 percent supported by mid-single-digit volume growth, benefits from new contractual terms, higher specialty mix and improved operational performance offset by startup and labor costs. In the fourth quarter, 11 percent volume growth offset $25 million of startup costs related to capacity expansion projects in Glendale, Arizona, and Pittston, Pennsylvania, that are expected to be online in the first and second quarters of 2021, respectively, resulting in flat comparable segment earnings versus the fourth quarter of 2019. Demand continues to outstrip supply, and the business will continue to address consumers’ significant demand by leveraging production from mid-2020 commissioned can manufacturing lines in Rome, Georgia, and Fort Worth, Texas, and the short-term benefit of imported cans from our global network in 2021 and 2022.

To deliver longer-duration contracted volume growth and align with our customers’ can-filling investments, additional can manufacturing investments are anticipated beyond 2021. The company recently announced construction of a new aluminum end manufacturing facility in Bowling Green, Kentucky, to align end capacity with growing can demand. The new Bowling Green facility is scheduled to begin production in 2022.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for full-year 2020 were $354 million on sales of $2.9 billion compared to $351 million on sales of $2.9 billion in 2019. For the fourth quarter 2020, comparable segment operating earnings were $106 million on sales of $768 million compared to $74 million on sales of $642 million during the same period in 2019. Beginning in 2020, current and historical quarterly results for the company’s existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the segment.

Full-year comparable segment earnings reflect 5 percent segment volume growth following the second half demand recovery associated with strong at-home consumption trends in the U.K., Nordics and Russia. In the fourth quarter, 20 percent segment volume growth and improved customer and specialty mix offset slightly by higher labor costs led to a 43 percent increase in comparable segment earnings. Packaging mix shift to sustainable aluminum cans for traditional and non-traditional beverages continues to accelerate, and additional beverage can line investments in the U.K., Czech Republic and Russia are on track to support regional contracted demand in 2021 and beyond.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for full-year 2020 were $280 million on sales of $1.7 billion compared to $288 million on sales of $1.7 billion in 2019. For the fourth quarter 2020, comparable segment operating earnings were $107 million on sales of $529 million compared to $95 million on sales of $460 million during the same period in 2019.

Segment volume ended the year and quarter up 11 percent and 12 percent, respectively. Full-year earnings reflect the extreme demand volatility experienced in the second quarter and the significant demand rebound heading into the seasonally strong fourth quarter. In Brazil, demand remains strong and continues to outstrip supply as small grocery stores and gas stations continue to emphasize recyclable aluminum beverage packaging over returnable glass.

To support contracted volume growth and align with our customers’ brewing capacity additions and can-filling investments across South America, additional can manufacturing investments are anticipated in 2021 and beyond. The previously announced multi-line facility in Frutal, Brazil, will begin production in the second half of 2021.

Aerospace

Aerospace comparable segment operating earnings for full-year 2020 were $153 million on sales of $1.7 billion compared to $140 million on sales of $1.5 billion in 2019. For the fourth quarter, comparable segment operating earnings were $39 million on sales of $420 million compared to $37 million on sales of $398 million. Contracted backlog ended the year at $2.4 billion and year-over-year unfunded backlog consisting of contracts already won, but not yet booked into current contracted backlog, increased 30 percent to $5.5 billion.

Segment results were strong for the full-year and fourth quarter despite inefficiencies created from tighter safety protocols, certain supply chain inefficiencies and costs due to COVID-19. The company continues to win defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers. Multiple projects to expand manufacturing capacity, test capabilities engineering, and support workspace remain on track.

Non-reportable

Full-year results in non-reportable reflect higher year-over-year undistributed corporate expenses, the impact of the 2019 sale of the Chinese beverage can assets and Argentine steel aerosol business, lower operating results in the remaining non-reportable beverage businesses, and start-up costs in the recently launched aluminum cup business. The current and historical results from the existing facilities in Cairo, Egypt, and Manisa, Turkey, have been consolidated into the beverage packaging, EMEA segment beginning in 2020.

The results for the company’s global aluminum aerosol business and beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s new aluminum cup business continue to be reported as non-reportable segments. During the quarter, the company’s global aluminum aerosol volumes increased high-single-digits, excluding the impact of the recently acquired Brazilian facility, and the aluminum cup business successfully ramped up production at its new Rome, Georgia, manufacturing facility. Multi-channel, retail shipments of aluminum cups are expected to commence in the first half of 2021. In the fourth quarter, the company recorded higher corporate costs associated with compensation and benefits costs as well as investments to support a 15 percent higher year-over-year labor base.

Outlook

“Our company generates significant cash from operations, and we will continue to allocate significant capital to organic growth investments while continuing to return value to shareholders. In 2020, capital expenditures exceeded $1.1 billion, and given the substantial growth in contracted volumes and backlog, total capital expenditures are expected to exceed $1.5 billion in 2021, to support additional EVA-enhancing projects,” said Scott C. Morrison, executive vice president and chief financial officer.

“As we embark on our 141st year in operation, our company has never been stronger and the opportunities never so vast. We achieved record 2020 results because of our team’s ability to adapt and work safely together while also leveraging our Drive for 10 vision and enduring culture to guide our journey through unforeseen challenges and emerging opportunities. The momentum in our businesses is accelerating, and we continue to hire and develop a diverse workforce and mentor next-generation leaders to execute multiple growth projects as efficiently and safely as possible with our employees, customers and supply chains. In 2021 and beyond, we look forward to continuing to grow our cash from operations and EVA dollars on an even larger capital base while returning capital to our shareholders and exceeding our long-term diluted earnings per share growth goal of at least 10 to 15 percent,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,500 people worldwide and reported 2020 net sales of $11.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its fourth quarter 2020 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-354-6885. International callers should dial 303-223-2698. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/z5zrx42g

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on Feb. 4, 2021, until 11 a.m. Mountain time on Feb. 12, 2021. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21989087. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations, including due to virus and disease outbreaks and responses thereto; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the Company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders and actions related to COVID-19, the U.S. government elections, stimulus package(s), budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

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Condensed Financial Statements (Fourth Quarter 2020)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2020	2019	2020	2019

Net sales	$3,102	$2,719	$11,781	$11,474

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,448)	(2,159)	(9,323)	(9,203)
Depreciation and amortization	(169)	(168)	(668)	(678)
Selling, general and administrative	(162)	(89)	(525)	(417)
Business consolidation and other activities	(27)	(97)	(262)	(244)
	(2,806)	(2,513)	(10,778)	(10,542)

Earnings before interest and taxes	296	206	1,003	932

Interest expense	(69)	(80)	(275)	(317)
Debt refinancing and other costs	-	(3)	(41)	(7)
Total interest expense	(69)	(83)	(316)	(324)
Earnings before taxes	227	123	687	608
Tax (provision) benefit	(7)	2	(99)	(71)
Equity in results of affiliates, net of tax	7	5	(6)	(1)

Net earnings	227	130	582	536

Net loss attributable to noncontrolling interests, net of tax	-	30	3	30

Net earnings attributable to Ball Corporation	$227	$160	$585	$566

Earnings per share:
Basic	$0.69	$0.49	$1.79	$1.71
Diluted	$0.68	$0.48	$1.76	$1.66

Weighted average shares outstanding (000s):
Basic	327,137	326,282	326,260	331,102
Diluted	333,898	334,860	332,815	340,121

Condensed Financial Statements (Fourth Quarter 2020)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2020	2019

Cash Flows from Operating Activities:
Net earnings	$582	$536
Depreciation and amortization	668	678
Business consolidation and other activities	262	244
Deferred tax provision (benefit)	17	(45)
Other, net	9	(101)
Changes in working capital	(106)	236
Cash provided by (used in) operating activities	1,432	1,548
Cash Flows from Investing Activities:
Capital expenditures	(1,113)	(598)
Business acquisitions	(69)	-
Business dispositions	(17)	160
Other, net	18	16
Cash provided by (used in) investing activities	(1,181)	(422)
Cash Flows from Financing Activities:
Changes in borrowings, net	(262)	1,112
Net issuances (purchases) of common stock	(75)	(945)
Dividends	(198)	(182)
Other, net	(67)	(31)
Cash provided by (used in) financing activities	(602)	(46)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(74)	(2)
Change in cash, cash equivalents and restricted cash	(425)	1,078
Cash, cash equivalents and restricted cash - beginning of period	1,806	728
Cash, cash equivalents and restricted cash - end of period	$1,381	$1,806

Condensed Financial Statements (Fourth Quarter 2020)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2020	2019

Assets
Current assets
Cash and cash equivalents	$1,366	$1,798
Receivables, net	1,738	1,631
Inventories, net	1,353	1,274
Other current assets	218	181
Total current assets	4,675	4,884
Property, plant and equipment, net	5,351	4,470
Goodwill	4,484	4,419
Intangible assets, net	1,883	2,002
Other assets	1,859	1,585

Total assets	$18,252	$17,360

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$17	$1,480
Payables and other accrued liabilities	4,427	4,097
Total current liabilities	4,444	5,577
Long-term debt	7,783	6,337
Other long-term liabilities	2,688	2,427
Equity	3,337	3,019

Total liabilities and equity	$18,252	$17,360

Notes to the Condensed Financial Statements (Fourth Quarter 2020)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below. Effective January 1, 2020, the company implemented changes to its management and internal reporting structure for cost reduction and operational efficiency purposes. As a result of these changes, the company’s plants in Cairo, Egypt, and Manisa, Turkey, are now included in the beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA), segment. The company’s operations in India and Saudi Arabia are now combined with the former non-reportable beverage packaging, Asia Pacific, operating segment as a new non-reportable beverage packaging, other, operating segment. The company’s segment results and disclosures for the three months and year ended December 31, 2019, have been retrospectively adjusted to conform to the current year presentation.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other), discussed above, that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Fourth Quarter 2020)

1. Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2020	2019	2020	2019

Net sales
Beverage packaging, North and Central America	$1,301	$1,111	$5,076	$4,758
Beverage packaging, EMEA	768	642	2,945	2,857
Beverage packaging, South America	529	460	1,695	1,670
Aerospace	420	398	1,741	1,479
Reportable segment sales	3,018	2,611	11,457	10,764
Other	84	108	324	710
Net sales	$3,102	$2,719	$11,781	$11,474

Comparable operating earnings
Beverage packaging, North and Central America	$139	$139	$683	$555
Beverage packaging, EMEA	106	74	354	351
Beverage packaging, South America	107	95	280	288
Aerospace	39	37	153	140
Reportable segment comparable operating earnings	391	345	1,470	1,334

Other (a)	(29)	(5)	(55)	(3)
Comparable operating earnings	362	340	1,415	1,331
Reconciling items
Business consolidation and other activities	(27)	(97)	(262)	(244)
Amortization of acquired Rexam intangibles	(39)	(37)	(150)	(155)
Earnings before interest and taxes	$296	$206	$1,003	$932

(a)	Includes undistributed corporate expenses, net, of $25 million and $8 million for the three months ended December 31, 2020 and 2019, respectively, and $58 million and $50 million for the years ended December 31, 2020 and 2019, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Fourth Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2020	2019	2020	2019

Net earnings attributable to Ball Corporation	$227	$160	$585	$566
Add: Business consolidation and other activities	27	97	262	244
Add: Amortization of acquired Rexam intangibles	39	37	150	155
Add: Share of equity method affiliate non-comparable costs, net of tax	-	-	31	16
Add: Debt refinancing and other costs	-	3	41	7
Less: Noncontrolling interest share of non-comparable costs, net of tax	-	(32)	1	(32)
Less: Non-comparable tax items	(21)	(27)	(83)	(95)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$272	$238	$987	$861
Comparable diluted earnings per share	$0.81	$0.71	$2.97	$2.53

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2020	2019	2020	2019

Net earnings attributable to Ball Corporation	$227	$160	$585	$566
Add: Net loss attributable to noncontrolling interests, net of tax	-	(30)	(3)	(30)
Net earnings	227	130	582	536
Less: Equity in results of affiliates, net of tax	(7)	(5)	6	1
Add: Tax provision (benefit)	7	(2)	99	71
Earnings before taxes	227	123	687	608
Add: Total interest expense	69	83	316	324
Earnings before interest and taxes	296	206	1,003	932
Add: Business consolidation and other activities	27	97	262	244
Add: Amortization of acquired Rexam intangibles	39	37	150	155
Comparable Operating Earnings	$362	$340	$1,415	$1,331

Notes to the Condensed Financial Statements (Fourth Quarter 2020)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Year Ended
	December 31,
($ in millions, except ratios)	2020

Net earnings attributable to Ball Corporation	$585
Add: Net loss attributable to noncontrolling interests, net of tax	(3)
Net earnings	582
Less: Equity in results of affiliates, net of tax	6
Add: Tax provision (benefit)	99
Earnings before taxes	687
Add: Total interest expense	316
Earnings before interest and taxes (EBIT)	1,003
Add: Business consolidation and other activities (a)	262
Add: Amortization of acquired Rexam intangibles (a)	150
Comparable Operating Earnings	1,415
Add: Depreciation and amortization	668
Less: Amortization of acquired Rexam intangibles (a)	(150)
Comparable EBITDA	$1,933

Total interest expense	$(316)
Less: Debt refinancing and other costs	41
Interest expense	$(275)

Total debt at period end	$7,800
Less: Cash and cash equivalents	(1,366)
Net Debt	$6,434

Comparable EBITDA/Interest Expense (Interest Coverage)	7.0	x
Net Debt/Comparable EBITDA	3.3	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Fourth Quarter 2020)

3. Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2020	2019	2020	2019

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$-	$(1)	$(2)	$(8)
Individually insignificant items	(1)	(5)	(3)	(6)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(27)	(29)
Total beverage packaging, North and Central America	(8)	(13)	(32)	(43)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure and restructuring costs (2)	(3)	(9)	(10)	(26)
Individually insignificant items	1	(6)	-	(13)
Other non-comparable items
Amortization of acquired Rexam intangibles	(17)	(16)	(64)	(67)
Total beverage packaging, EMEA	(19)	(31)	(74)	(106)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes (3)	-	1	4	57
Facility closure costs	-	-	-	(29)
Individually insignificant items	2	(8)	(3)	(13)
Other non-comparable items
Amortization of acquired Rexam intangibles	(13)	(14)	(55)	(56)
Total beverage packaging, South America	(11)	(21)	(54)	(41)

Other
Business consolidation and other activities
Pension settlements (4)	(18)	-	(120)	(8)
Rexam acquisition related compensation arrangements	-	2	(6)	(3)
Goodwill impairment charges in beverage packaging, other segment (5)	-	-	(62)	-
Reversal of certain provisions in beverage packaging, other segment (6)	-	-	11	-
Loss from sale of and subsequent adjustment to selling price of steel food and steel aerosol business (7)	-	-	(15)	(52)
Loss on sale of China business and related costs (8)	-	(2)	(23)	(63)
Impairment of long-lived and other assets in Saudi Arabian beverage packaging business	-	(64)	-	(64)
Individually insignificant items	(8)	(5)	(33)	(16)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax (9)	-	-	(31)	(16)
Noncontrolling interest's share of non-comparable costs (income), net of tax	-	32	(1)	32
Amortization of acquired Rexam intangibles	(2)	-	(4)	(3)
Debt extinguishment and refinance costs (10)	-	(3)	(41)	(7)
Total other	(28)	(40)	(325)	(200)

Notes to the Condensed Financial Statements (Fourth Quarter 2020)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Total business consolidation and other activities	(27)	(97)	(262)	(244)
Total other non-comparable items	(39)	(8)	(223)	(146)
Total non-comparable items	(66)	(105)	(485)	(390)

Discrete non-comparable tax items (11)	5	1	(25)	13
Tax effect on business consolidation and other activities	7	16	52	35
Tax effect on other non-comparable items	9	10	56	47
Total non-comparable tax items	21	27	83	95
Total non-comparable items, net of tax	$(45)	$(78)	$(402)	$(295)

(1)	In 2018, the company closed its beverage packaging facilities in Chatsworth, California, Longview, Texas, and Birmingham, Alabama. Charges were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)	The company recorded charges for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.
(3)	The company recorded gains related to indirect tax contingencies in Brazil. Our Brazilian subsidiaries filed lawsuits to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities. The amounts recorded in business consolidation and other activities related to prior periods.
(4)	The company completed partial settlements of benefit obligations related to certain of the company’s pension plans in both 2020 and 2019, triggering settlement accounting. Charges in 2020 relate to a terminated vested lump sum exercise in the quarter ended December 31, the purchase of non-participating group annuity contracts in the quarter ended June 30 and normal lump sum payments.
(5)	The company recorded a non-cash impairment charge for the goodwill of the beverage packaging, other, reporting unit as the carrying amount of the reporting unit exceeded its fair value.
(6)	The company reversed provisions recorded in the fourth quarter of 2019 against working capital in the beverage packaging, other, segment as balances due have been collected.
(7)	The company recorded charges related to the sale of its U.S. steel food and aerosol business resulting from the adjustment to the selling price.
(8)	The company, noting a deterioration in the real estate market in China, reduced the expected value of the contingent consideration due as part of the sale in 2019 of the company’s China beverage packaging business.
(9)	In 2020, the company recorded its share of equity method non-comparable costs, principally related to the provision of additional equity contributions and loans to Ball Metalpack by its shareholders. Ball's share was $30 million, resulting in the recognition of previously unrecorded equity method losses associated with prior periods.
(10)	The company recorded debt extinguishment costs, principally related to the redemption of outstanding euro-denominated 3.50% senior notes due in 2020 in the amount of €400 million and the outstanding 4.375% senior notes due in 2020 in the amount of $1 billion.
(11)	During 2020, the company recorded a tax charge to revalue its U.K. deferred tax balances for a change in the U.K. tax rate, incurred foreign exchange losses on its deferred tax balances in Brazil and updated the Canadian tax impact of a prior business disposition. These amounts were partially offset by a tax benefit for U.S. tax losses carried back to a year with a higher enacted tax rate and excess tax benefits from the vesting of Rexam acquisition related compensation arrangements.